Exhibit 99.1

Press Release

For Immediate Release

OVERLAND STORAGE REPORTS

FISCAL 2010 SECOND QUARTER RESULTS

SAN DIEGO – February 3, 2010 – Overland Storage, Inc. (Nasdaq: OVRL) today reported second quarter results for its fiscal quarter ended December 31, 2009.

The company reported revenues of $20.4 million for the fiscal 2010 second quarter compared to revenues of $19.3 million in the prior quarter and $28.9 million for the same quarter last year. Net loss decreased by 50.0% to $2.6 million for the fiscal 2010 second quarter, or $0.47 per share, compared with a $5.2 million loss or $1.21 per share for the same quarter last year. Additionally, net loss decreased by 29.7% from $3.7 million, or $0.87 per share, as compared to the prior quarter.

Highlights of product revenue for the December quarter were as follows:

•	Overland Storage branded product revenues rose approximately 20% from our fiscal 2010 first quarter

•	Revenue in our EMEA and APAC regions increased 52.1% and 33.8%, respectively, from our fiscal 2010 first quarter

•	NEO tape library sales increased 28.8% from our the prior quarter, including strong unit sales of our NEO 8000 (which increased 75.0%)

•	Our successful launch of NEOs in October, which broadens our NEO portfolio of products, resulted in an additional 16.7% growth in NEO branded product revenue from the prior quarter

The company reported a significant decrease, of 31.7% in operating expenses for our fiscal 2010 second quarter, to $8.6 million from $12.6 million in the same quarter last year. Operating expenses remained relatively flat compared to $8.4 million for the prior quarter. Overall decreases in operating expenses compared to the same quarter last year are primarily attributable to fiscal 2009 restructuring activities within sales and marketing and research and development. In addition, the company saw gains in gross margins of its overall business fueled by significant growth in its Overland Storage branded business. This growth, along with an expected decline in OEM revenue, resulted in an increase in the percentage of revenue from the Overland Storage branded business compared to total revenue. The company’s gross margin was 28.5% in the fiscal 2010 second quarter, an increase from 26.7% in the same quarter last year and up from 27.0% in the prior quarter. This resulted, in part, from the growth of our branded business worldwide, driven by significant growth in the EMEA and APAC regions compared to prior quarter.

“It has been just under a year since we started on the path to rebuilding the company and its operations worldwide. We are pleased with what we have been able to achieve in this relatively short period of time,” said Eric Kelly, President and CEO of Overland Storage. “Our strategy to significantly increase branded product sales is being well executed. In addition, we are seeing many of the strategic initiatives that we have put in place begin to show results from expanded opportunities globally.”

Cash as of December 30, 2009 was $5.7 million, an increase of 42.5% from $4.0 million as of September 30, 2009. During the second quarter the company raised $3.8 million of net proceeds through its public offering in exchange for the issuance of 2.1 million shares of common stock, received $2.0 million of proceeds from the liquidation of the ARS, and made $0.8 million in payments toward the retirement of its notes held by Adaptec and Anacomp. As of December 30, 2009, current liabilities associated with the company’s non-OEM accounts receivable financing arrangements, including interest remained materially consistent, at $4.4 million compared to September 30 and June 30, 2009.

Overland Storage also highlighted the momentum in its disk systems business during the fiscal 2010 second quarter, with unit sales of its multi-disk storage systems rising 32.7% over the previous quarter. These solutions have attracted a broad range of customers around the world — from small business to leading brand name companies, governmental agencies and educational institutions— with representation across a wide array of industries, including health care, large retail chains, technology, and consumer products.

Several competitive advantages should position the Company to capitalize on opportunities within disk-based data protection including, on a global scale, a strong sales and service infrastructure, a large installed base of tape automation customers that we can help to transition to disk backup and an industry-leading tape library portfolio leveraging the Company’s bundled disk-tape offerings.

About Overland Storage

As a leading, global specialist in backup, recovery and archive, Overland Storage is focused on helping IT departments address data protection and data retention challenges by incorporating innovative solutions with world-class service and support. Overland provides smart, affordable, end-to-end data protection solutions that are engineered to store smarter, protect faster and extend anywhere.

Overland Storage products include award-winning Snap Server® network attached storage products; NEO SERIES® tape libraries, and REO SERIES® disk-based backup and recovery appliances. Overland sells its products exclusively through a select network of value-added-resellers, system integrators and OEMs. The company has shipped more than 300,000 units to small and medium-sized businesses, as well as large enterprises in over 60 countries across the globe. For more information, visit www.overlandstorage.com.

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and our actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include: our ability to maintain and increase sales volumes of our products; our ability to continue to aggressively control costs; the continued availability of our non-OEM accounts receivable financing arrangements; our ability to achieve the intended cost savings and maintain quality with our new manufacturing partner; our ability to generate cash from operations or raise outside capital to service and repay debt as it comes due; our ability to introduce new competitive products and the degree of market acceptance of such new products; the timing and market acceptance of new products introduced by our competitors; our ability to maintain strong relationships with branded channel partners; out ability to maintain the listing of our common stock on NASDAQ; customers’, suppliers’ and creditors’ perceptions of our continued viability; rescheduling or cancellation of customer orders; loss of a major customer; general competition and price measures in the market place; unexpected shortages of critical components; worldwide information technology spending levels; and general economic conditions. Reference is also made to other factors detailed from time to time in the company’s periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and the company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Overland, Overland Storage, SnapServer, GuardianOS, Snap Enterprise Data Replicator, REO Series, REO, NEO Series, and NEO are trademarks of Overland Storage, Inc.

CONTACT INFORMATION:

Kurt L. Kalbfleisch, VP Finance and CFO

Email: kkalbfleisch@overlandstorage.com

858-495-4211

Patricia Workman, Investor Relations

Email: pworkman@overlandstorage.com

858-495-4137

# # #

OVERLAND STORAGE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Net revenue	$20,432	$28,949	$39,745	$61,253
Cost of revenue	14,599	21,225	28,704	44,807

Gross profit	5,833	7,724	11,041	16,446

Operating expenses:
Sales and marketing	4,546	7,387	8,820	16,812
Research and development	1,464	2,798	2,921	5,975
General and administrative	2,581	2,428	5,260	5,455

Total expenses	8,591	12,613	17,001	28,242

Operating loss	(2,758)	(4,889)	(5,960)	(11,796)
Interest (expense) income, net	(338)	37	(722)	101
Other expense, net	592	(276)	558	(463)

Loss before income taxes	(2,504)	(5,128)	(6,124)	(12,158)
Income taxes	76	24	148	(100)

Net loss	$(2,580)	$(5,152)	$(6,272)	$(12,058)

Net loss per share:
Basic and Diluted	$(0.47)	$(1.21)	$(1.29)	$(2.83)

Shares used in computing net loss per share:
Basic and Diluted	5,474	4,257	4,866	4,256

OVERLAND STORAGE, INC.

SELECTED BALANCE SHEET INFORMATION

(In thousands)

	December 31, 2009	June 30, 2009
	(unaudited)
ASSETS
Cash	$5,685	$5,456
Accounts receivable, net	12,856	12,690
Inventories	11,349	12,492
Other current assets	7,179	7,410

Total current assets	37,069	38,048
Property, plant and equipment, net	839	1,107
Other assets	5,499	7,897

Total assets	$43,407	$47,052

LIABILITIES & EQUITY
Current liabilities, excluding debt	$33,906	$33,647
Debt, current portion	6,749	7,025
Long-term debt, net of current portion	—	693
Other long-term liabilities	5,374	5,802
Shareholders’ equity	(2,622)	(115)

Total liabilities and equity	$43,407	$47,052